Manulife Investment Management

Global Proxy Voting Policy and

Procedures

January 2020

About Us

Manulife Investment Management (“Manulife IM”) has a boutique style investment team structure, where each team is responsible for investing in line with its investment philosophy and clients’ objectives. Manulife IM’s approach to proxy voting aligns with its organizational structure and encourages best practices in governance and management of environmental and social risks and opportunities. Manulife IM has adopted and implemented proxy voting policies and procedures to ensure that proxies are voted in the best interests of its clients for whom it has proxy voting authority.

This Global Proxy Voting Policy and Procedures (“Policy”) applies to each of the Manulife IM advisory affiliates listed in Appendix A. In seeking to adhere to local regulatory requirements of the jurisdiction in which an advisory affiliate operates, additional procedures specific to that affiliate may be implemented to ensure compliance, where applicable. The Policy is not intended to cover every possible situation that may arise in the course of business, but rather to act as a decision-making guide. It is therefore subject to change and interpretation from time-to-time as facts and circumstances dictate.

Statement of Policy

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The right to vote is a basic component of share ownership and is an important control mechanism to ensure that a company is managed in the best interests of its shareholders. Where clients delegate proxy voting authority to Manulife IM, Manulife IM has a fiduciary duty to exercise voting rights responsibly.

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Where Manulife IM is granted and accepts responsibility for voting proxies for client accounts, it will seek to ensure proxies are received and voted in the best interests of the client with a view to maximize the economic value of their equity securities, unless it determines that it is in the best interests of the client to refrain from voting a given proxy.

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If there is any potential material proxy-related conflict of interest between Manulife IM and its clients, identification and resolution processes are in place to provide for determination in the best interests of the client.

•	Manulife IM will disclose information about its proxy voting policies and procedures to its clients.

•	Manulife IM will maintain certain records relating to proxy voting.

Philosophy on Sustainable Investment

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Manulife IM’s commitment to sustainable investment[1] is focused on protecting and enhancing the value of our clients’ investments and, as active owners in the companies in which we invest, we believe that voting at shareholder meetings can contribute to the long-term sustainability of our investee companies. Manulife IM will seek to exercise the rights and responsibilities associated with equity ownership, on behalf of its clients, with a focus on maximizing long-term shareholder returns, as well as enhancing and improving the operating strength of the companies to create sustainable value for shareholders.

[1]	Further information on Sustainable Investment at Manulife IM can be found at www.manulifeam.com/Responsible-Investment/.

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Manulife IM invests in a wide range of securities across the globe, ranging from large multinationals to smaller early stage companies, and from well-developed markets to emerging and frontier markets. Expectations of those companies vary by market to reflect local standards, regulations and laws. Manulife IM believes, however, that successful companies across regions are generally better positioned over the long-term if they have:

•	Robust oversight including a strong and effective board with independent and objective leaders working on behalf of shareholders;

•	Mechanisms to mitigate risk such as effective internal controls, board expertise covering a firm’s unique risk profile, and routine use of KPIs to measure and assess long-term risks;

•	A management team aligned with shareholders through remuneration structures that incentivize long-term performance through the judicious and sustainable stewardship of company resources;

•	Transparent and thorough reporting of the components of the business that are most significant to shareholders and stakeholders with focus on the firm’s long-term success and,

•	Management focused on all forms of capital including environmental, social and human capital.

•

The Manulife Investment Management Voting Principles (“Voting Principles”) outlined in Appendix B provide guidance for our voting decisions. An active decision to invest in a firm reflects a positive conviction in the investee company and we generally expect to be supportive of management for that reason. Manulife IM may seek to challenge management’s recommendations, however, if they contravene these Voting Principles or Manulife IM otherwise determines that doing so is in the best interest of its clients.

•

Manulife IM also regularly engages with boards and management on environmental, social or corporate governance issues consistent with the principles stipulated in our Sustainable Investing Policy and our Engagement Policy. Manulife IM may, through these engagements, request certain changes of the portfolio company to mitigate risks or maximize opportunities. In the context of preparing for a shareholder meeting, Manulife IM will review progress on requested changes for those companies engaged. In an instance where Manulife IM determines that the issuer has not made sufficient improvements on an issue, then we may take voting action to demonstrate our concerns.

•

In rare circumstances Manulife IM may consider filing, or co-filing, a shareholder resolution at an investee company. This may occur where our team has engaged with management regarding a material sustainability risk or opportunity, and where we determine that the company has not made satisfactory progress on the matter within a reasonable time period. Any such decision will be in the sole discretion of Manulife IM and acted on where we believe filing, or co-filing, a proposal is in the best interests of our clients.

•

Manulife IM may also divest of holdings in a company where Portfolio Managers are dissatisfied with company financial performance, strategic direction and/or management of material sustainability risks or opportunities.

Procedures

Receipt of Ballots and Proxy Materials

•	Proxies received are reconciled against the client’s holdings, and the custodian bank will be notified if proxies have not been forwarded to the proxy service provider when due.

Voting Proxies

•	Manulife IM has adopted the Voting Principles contained in Appendix B of this Policy.

•

Manulife IM has deployed the services of a proxy voting services provider to ensure the timely casting of votes, and to provide relevant and timely proxy voting research to inform our voting decisions. Manulife IM periodically reviews the detailed policies created by the proxy voting service provider to ensure consistency with our Voting Principles, to the extent this is possible.

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Portfolio managers actively review voting options and make voting decisions for their holdings. Where Manulife IM holds a significant ownership position in an issuer, the rationale for a portfolio manager’s voting decision is specifically recorded, including whether the vote cast aligns with the recommendations of the proxy voting services provider or has been voted differently. A significant ownership position in an investment is defined as those cases where Manulife IM holds at least 2% of a company’s issued share capital in aggregate across all Manulife IM client accounts.

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The Manulife IM ESG Research and Integration Team (“ESG Team”) is an important resource for portfolio management teams on proxy matters. This team provides advice on specific proxy votes for individual issuers if needed. ESG Team advice is supplemental to the research and recommendations provided by our proxy voting services provider. In particular, ESG analysts actively review voting resolutions for companies in which:

•	Manulife IM’s aggregated holdings across all client accounts represent 2% or greater of issued capital;

•

A meeting agenda includes shareholder resolutions related to environmental and social risk management issues, or where the subject of a shareholder resolution is deemed to be material to our investment decision; or

•	The issuer has been engaged by Manulife IM within the past two years seeking a change in behavior.

After review, the ESG Team may provide research and advice to investment staff in line with the Voting Principles.

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Manulife IM also has an internal Proxy Voting Working Group (“Working Group”) comprising senior managers from across Manulife IM including the equity investment team, Legal, Compliance, and the ESG Team. The Working Group operates under the auspices of the Manulife IM Public Markets Sustainable Investment Committee. The Working Group regularly meets to review and discuss voting decisions on shareholder proposals or instances where a portfolio manager recommends a vote different than the recommendation of the proxy voting services provider.

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Manulife IM clients retain the authority, and may choose, to lend shareholdings. Manulife IM, however, generally retains the ability to recall shares in order to execute proxy votes. Manulife IM will, where feasible, weigh the benefit of casting votes at a given meeting when deciding whether to recall lent shares for voting.

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Manulife IM may refrain from voting a proxy where we have agreed with a client in advance to limit the situations in which we will execute votes. Manulife may also refrain from voting due to logistical considerations that may have a detrimental effect on our ability to vote. These issues may include, but are not limited to:

1.	Costs associated with voting the proxy exceed the expected benefits to clients;

2.	Underlying securities have been lent out pursuant to a client’s securities lending program and have not been subject to recall;

3.	Short notice of a shareholder meeting;

4.	Requirements to vote proxies in person;

5.	Restrictions on a non-national’s ability to exercise votes, determined by local market regulation;

6.	Restrictions on the sale of securities in proximity to the shareholder meeting (i.e. “share blocking”);

7.	Requirements to disclose commercially sensitive information that may be made public (i.e. “re-registration”);

8.	Requirements to provide local agents with power of attorney to facilitate the voting instructions (such proxies are voted on a best-efforts basis); or

9.	Inability of a client’s custodian to forward and process proxies electronically.

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If a Manulife IM portfolio manager believes it is in the best interest of a client to vote proxies in a manner inconsistent with the Policy, the portfolio manager will submit new voting instructions to a member of the ESG Team with rationale for the new instructions. The ESG Team will then support the PM in developing voting decision rationale that aligns with this Policy and the Voting Principles. The ESG Team will then submit the vote change to the Proxy Voting Working Group. The Proxy Voting Working Group will review the change and ensure that the rationale is sound and the decision will promote the long-term success of the issuer.

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On occasion, there may be proxy votes which are not within the research and recommendation coverage universe of the proxy voting service provider. Portfolio managers responsible for the proxy votes will provide voting recommendations to the ESG Team and those items may be escalated to the Proxy Voting Working Group for review to ensure that the voting decision rationale is sound and the decision will promote the long-term success of the issuer. the Manulife IM Proxy Operations Team will be notified of the voting decisions and execute the votes accordingly.

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Manulife IM does not engage in the practice of “empty voting” (a term embracing a variety of factual circumstances that result in a partial, or total, separation of the right to vote at a shareholders meeting from beneficial ownership of the shares on the meeting date). Manulife IM prohibits investment managers from creating large hedge positions solely to gain the vote while avoiding economic exposure to the market. Manulife IM will not knowingly vote borrowed shares (for example, shares borrowed for short sales and hedging transactions).

Engagement of the Proxy Voting Service Provider

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Manulife IM has contracted with a third-party proxy service provider to assist with the proxy voting process. Except in instances where a client retains voting authority, Manulife IM will instruct custodians of client accounts to forward all proxy statements and materials received in respect of client accounts to the proxy service provider.

Manulife IM has engaged its proxy voting service provider to:

1.	Research and make voting recommendations;

2.	Ensure proxies are voted and submitted in a timely manner;

3.	Perform other administrative functions of proxy voting;

4.	Maintain records of proxy statements and provide copies of such proxy statements promptly upon request;

5.	Maintain records of votes cast; and

6.	Provide recommendations with respect to proxy voting matters in general.

Scope of Proxy Voting Authority

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Manulife IM and our clients shape the proxy voting relationship by agreement provided there is full and fair disclosure and informed consent. Manulife IM may agree with clients to other proxy voting arrangements in which Manulife IM does not assume proxy voting responsibility or will only vote in limited circumstances.[2]

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While the application of our fiduciary duty in the context of proxy voting will vary with the scope of the voting authority we assume, we acknowledge the relationship in all cases remains that of a fiduciary to the client. Beyond the general discretion retained by Manulife IM to withhold from voting as outlined above, Manulife IM may enter a specific agreement with a client not to exercise voting authority on certain matters where the cost of voting would be high or the benefit to the client would be low.

Disclosure of Proxy Votes

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Manulife IM may inform company management of our voting intentions ahead of casting the vote. This is in line with Manulife IM’s objective to provide the opportunity for companies to better understand our investment process, policies and objectives.

•	We will not intentionally disclose to anyone else, including other investors, our voting intention prior to casting the vote.

[2]

We acknowledge SEC guidance on this issue from August 2019 which lists several non-exhaustive examples of possible voting arrangements between the client and investment advisor including: (i) an agreement with the client to exercise voting authority pursuant to specific parameters designed to serve the client’s best interest; (ii) an agreement with the client to vote in favor of all proposals made by particular shareholder proponents; or (iii) an agreement with the client to vote in accordance with the voting recommendations of management of the issuer. All such arrangements could be subject to conditions depending on instruction from the client.

•	Manulife IM keeps records of proxy voting available for inspection by clients, regulatory authorities or government agencies.

•	Manulife IM will annually disclose voting records aggregated across funds.

Conflicts of Interest

Manulife IM has an established infrastructure designed to identify conflicts of interest throughout all aspects of the business. Proxy voting proposals may raise conflicts between the interests of Manulife IM’s clients and the interests of Manulife IM, its affiliates, or employees. Apparent conflicts are reviewed by the Working Group to determine whether there is a conflict of interest and, if so, whether the conflict is material. Manulife IM shall consider any of the following circumstances a potential material conflict of interest:

•	Manulife IM has a business relationship or potential relationship with the issuer;

•	Manulife IM has a business relationship with the proponent of the proxy proposal; or

•	Manulife IM members, employees or consultants have a personal or other business relationship with managers of the business such as top-level executives, corporate directors or director candidates.

In addressing any such potential material conflict Manulife IM will seek to ensure proxy votes are cast in the advisory client’s best interests and are not affected by Manulife IM’s potential conflict. In the event a potential material conflict of interest exists, the Proxy Voting Working Group or its designee will either (i) review the proxy voting decisions to ensure robust rationale, that the voting decision will protect or enhance shareholder value over the long-term, and is in line with the best interest of the client; (ii) vote such proxy according to the specific recommendation of the proxy voting services provider; (iii) abstain; or (iv) request the client vote such proxy. The basis for the voting decision, including the process for the determination of the decision that is in the best interests of the client, is recorded.

Voting Shares of Manulife Financial Company

Manulife Financial (“MFC”) is the publicly listed parent company of Manulife IM. Generally, legislation restricts the ability of a public company (and its subsidiaries) to hold shares in itself within its own accounts. Accordingly, the MFC Share Investment Policy outlines the limited circumstances in which MFC or its subsidiaries may, or may not, invest or hold shares in MFC on behalf of MFC or its subsidiaries.3

The MFC Share Investment Policy does not apply to investments made on behalf of unaffiliated third parties, which remain assets of the client.4 Such investing may be restricted, however, by specific client guidelines, other Manulife policies or other applicable laws.

[3]	This includes general funds, affiliated segregated funds or separate accounts, and affiliated mutual / pooled funds.
[4]	This includes assets managed or advised for unaffiliated third parties, such as unaffiliated mutual/pooled funds and unaffiliated institutional advisory portfolios.

Where Manulife IM is charged with voting MFC shares we will execute votes in proportion with all other shareholders (i.e. proportional or ‘echo’ vote). This is intended to neutralize the effect of our vote on the meeting outcome.

Policy Responsibility and Oversight

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The Working Group oversees and monitors the Voting Policy and Manulife IM’s proxy voting function. The Working Group is responsible for reviewing regular reports, potential conflicts of interest, vote changes and non-routine proxy voting items. The Working Group also oversees the third-party proxy voting service provider. The Working Group will meet at least monthly and report to the Public Markets Sustainable Investing Committee and, where requested, the Manulife IM Operating Committee.

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Manulife IM’s Proxy Operations Team is responsible for the daily administration of the proxy voting process for all Manulife IM operations that have contracted with a third-party proxy voting services provider. Significant proxy voting issues identified by Manulife IM’s Proxy Operations Team are escalated to the Chief Compliance Officer or its designee and the Working Group.

•	The Working Group is responsible for the proper oversight of any service providers hired by Manulife IM to assist it in the proxy voting process. This oversight includes:

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Annual Due Diligence: Manulife IM conducts an annual due diligence review of the proxy voting research service provider. This oversight includes an evaluation of the service provider’s industry reputation, points of risk, compliance with laws and regulations and technology infrastructure. Manulife IM also reviews the provider’s capabilities to meet Manulife IM’s requirements including reporting competencies; the adequacy and quality of the proxy advisory firm’s staffing and personnel; the quality and accuracy of sources of data and information; the strength of policies and procedures that enable it to make proxy voting recommendations based on current and accurate information; and the strength of policies and procedures to address conflicts of interest of the service provider related to its voting recommendations.

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Regular Updates: Manulife also requests that the proxy voting research service provider deliver updates regarding any business changes that alter that firm’s ability to provide independent proxy voting advice and services aligned with our policies.

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Additional Oversight in Process: Manulife IM has additional control mechanisms built into the proxy voting process to act as checks on the service provider and ensure that decisions are made in the best interest of our clients. These mechanisms include:

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Sampling pre-populated votes: Where we utilize a third-party research provider for either voting recommendations or voting execution (or both), we may assess “pre-populated” votes shown on the vendor’s electronic voting platform before such votes are cast to ensure alignment with the Voting Principles.

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Consideration of additional information: Where Manulife IM utilizes a proxy service provider for voting recommendations, we consider additional information that may become available regarding voting items. This additional information may include filings by an issuer or shareholder proponent that are issued subsequent to the filing of meeting materials.

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Decision scrutiny from the Working Group: Where our voting policies and procedures do not address how to vote on a particular matter, or where the matter is highly contested or controversial (e.g. major acquisitions involving takeovers or contested director elections where a shareholder has proposed its own slate of directors), review by the Working Group may be necessary or appropriate to ensure votes cast on behalf of its client are cast in the client’s best interest.

Record-Keeping and Reporting

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Manulife IM provides clients with a copy of the Voting Policy upon request and it is also available on our website at www.manulifeam.com. Manulife IM describes its proxy voting procedures to its clients in the relevant or required disclosure document and discloses to its clients the process to obtain information on how Manulife IM voted that client’s proxies.

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Manulife IM keeps records of proxy voting activities and those records include proxy voting policies and procedures, records of votes cast on behalf of clients, records of client requests for proxy voting information; and any documents generated in making a vote decision. These documents are available for inspection by clients, regulatory authorities or government agencies.

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Manulife IM will disclose voting records on its website and those records will be updated on an annual basis. The voting records will generally reflect the voting decisions made for retail, institutional and other client funds in the aggregate.

Policy Amendments and Exceptions

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This policy is subject to periodic review by the Proxy Voting Working Group. The Working Group may suggest amendments to this policy and any such amendments must be approved by the Manulife IM Public Markets Sustainable Investing Committee and the Manulife IM Operating Committee.

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Any deviation from this policy will only be permitted with the prior approval of the Chief Investment Officer or Chief Administrative Officer (or their designee), with the counsel of the Chief Compliance Officer / General Counsel.

APPENDIX A

MANULIFE IM ADVISORY AFFILIATES IN SCOPE OF POLICY

+Investment management business only.

Manulife Investment Management Limited

Manulife Investment Management (North America) Limited

Manulife Investment Management (Hong Kong) Limited

PT Manulife Aset Manajemen Indonesia*

Manulife Investment Management (Japan) Limited

Manulife Investment Management (Malaysia) Bhd.

Manulife Investment Management and Trust Corporation

Manulife Investment Management (Singapore) Pte. Ltd.

Manulife IM (Switzerland) LLC

Manulife Investment Management (Taiwan) Co., Ltd.*

Manulife Investment Management (Europe) Limited

Manulife Investment Management (US) LLC

Manulife Investment Fund Management (Vietnam) Company Limited*

*

By reason of certain local regulations and laws with respect to voting, e.g.: manual/physical voting processes or the absence of a third-party proxy voting service provider for those jurisdictions, Manulife Investment Fund Management (Vietnam) Company Limited, and PT Manulife Aset Manajemen Indonesia do not engage a third-party service provider to assist in their proxy voting processes. Manulife Investment Management (Taiwan) Co., Ltd. Uses the third-party proxy voting service provider to execute votes for non-Taiwanese entities only.

APPENDIX B

MANULIFE IM VOTING PRINCIPLES

Manulife Investment Management (“Manulife IM”) believes that strong management of all forms of corporate capital, whether financial, social or environmental will mitigate risks, create opportunities and drive value over the long-term. Manulife IM reviews and considers environmental, social and corporate governance risks and opportunities in our investment decisions. Once invested, Manulife IM continues its oversight through active ownership which includes portfolio company engagement and proxy voting of underlying shares. We believe proxy voting is a vital component of this continued oversight as it provides a voice for minority shareholders regarding management actions.

Manulife IM has developed some key principles that drive our proxy voting decisions and engagements. We believe these principles preserve value and generally lead to outcomes that drive positive firm performance. These principles dictate our voting on issues ranging from director elections and executive compensation to the preservation of shareholder rights and stewardship of environmental and social capital. The facts and circumstances of each issuer are unique, and Manulife IM may deviate from these principles where we believe doing so will preserve or create value over the long-term. These principles also do not address the specific content of all proposals voted around the globe, but provide a general lens of value preservation, value creation, risk management and protection of shareholder rights through which Manulife IM analyzes all voting matters.

I.

Boards and Directors: Manulife IM uses the following principles to review proposals covering director elections and board structure in the belief that they encourage engaged and accountable leadership of a firm.

a.

Board Independence: The most effective boards are composed of directors with a diverse skill set that can provide an objective view of the business, oversee management, and make decisions in the best interest of the shareholder body at large. To create and preserve this voice, boards should have a significant number of non-executive, independent directors. The actual number of independent directors can vary by market and Manulife IM accounts for these differences when reviewing the independence of the board. Ideally, however, there is an independent majority among directors at a given firm.

b.

Committee Independence: Manulife IM also prefers that key board committees are composed of independent directors. Specifically, the audit, nomination and compensation committees should be entirely or majority composed of independent directors.

c.

Attendance: A core part of a director’s duties is to remain an engaged and productive participant at board and committee meetings. Directors should, therefore, attend at least 75% of board and committee meetings in the aggregate over the course of a calendar year.

d.

Gender Diversity: In line with the principles expressed in relation to ‘Board Independence’ above, Manulife IM believes boards with strong gender representation are better equipped to manage risks and oversee business resilience over the long-term compared to firms with low gender balance. Manulife IM generally expects boards to have at least one woman on the board and encourages companies to aspire to a higher balance of gender representation.

e.

Classified/Staggered Boards: Manulife IM prefers that directors be subject to election and re-election on an annual basis. Annual elections operate to hold directors accountable for their actions in a given year in a timely manner. Shareholders should have the ability to voice concerns through a director vote and to potentially remove problematic directors if necessary. Manulife IM generally opposes the creation of classified or staggered director election cycles designed to extend director terms beyond one year. Manulife IM also supports proposals to eliminate these structures.

f.

Overboarding: Manulife IM believes directors should limit their outside board seats in order to ensure that they have the time and attention to provide their director role at a firm in question. Generally, this means directors should not sit on more than 5 public company boards. The role of CEO requires an individual’s significant time and attention. Directors holding the role of CEO at any public firm, therefore, should not sit on more than 3 public company boards inclusive of the firm at which they hold the CEO role.

g.

Independent Chair/CEO: Governance failures can occur where a manager has firm control over a board through the combination of the Chair/CEO roles. Manulife IM generally supports the separation of the Chair/CEO roles as a means to prevent board ‘capture’ by management. We will evaluate proposals to separate the Chair/CEO roles on a case-by-case basis, for example, however considering such factors as the establishment of a strong lead independent director role or the temporary need for the combination of the CEO/Chair roles to help the firm through a leadership transition.

h.

Vote Standard: Manulife IM supports a vote standard that allows resolutions to pass, or fail, based on a majority voting standard. Manulife IM expects companies to adopt a majority vote standard for director elections and supports the elimination of a plurality vote standard except in the case of contested elections.

i.

Contested Elections: Where there is a proxy contest or a director’s election is otherwise contested, Manulife IM evaluates the proposals on a case-by-case basis. Consideration is given to firm performance, whether there have been significant failures of oversight, and whether the proponent for change makes a compelling case that board turnover will drive firm value.

j.

Significant and Problematic Actions or Omissions: Manulife IM believes boards should be held accountable to shareholders in instances where there is a significant failure of oversight that has led to a loss of firm value or otherwise curtailed shareholder rights. Manulife IM considers withholding from, or voting against, certain directors where the board acted, or failed to act, in a way that significantly affected shareholder rights or otherwise negatively affected firm value. Some examples of actions that might warrant a vote against directors include, but are not limited to, the following:

i.

Failure of Oversight: Manulife IM may take action against directors where there has been a significant negative event leading to a loss of shareholder value and stakeholder confidence. A failure may manifest itself in multiple ways including adverse auditor opinions, material misstatements, failures of leadership and governance and environmental or human rights violations.

ii.

Adoption of Anti-Takeover Mechanism: Boards should generally review takeover offers independently and objectively in consideration of the potential value created or lost for shareholders. Manulife IM holds boards accountable when they create or prolong certain mechanisms, bylaws or article amendments that act to frustrate genuine offers that may lead to value creation for shareholders. These can include ‘poison pills’; classes of shares with differential voting rights; classified, or staggered, board structures; unilateral bylaw amendments and supermajority voting provisions.

iii.

Problematic Executive Compensation Practices: Manulife IM encourages companies to adopt best practices for executive compensation in the markets in which they operate. Generally, this means that pay should be aligned with performance. Manulife IM may hold directors accountable where this alignment is not robust. We may also hold boards accountable where they have not adequately responded to shareholder votes against a previous proposal on remuneration or have adopted problematic agreements or practices (e.g. ‘golden parachutes’, repricing of options).

iv.

Bylaw/Article Adoption and Amendments: Shareholders should have the ability to vote on any change to company articles or bylaws that will materially change their rights as shareholders. Any amendments should require only a majority of votes to pass. Manulife IM will hold directors accountable where a board has amended or adopted bylaw and/or article provisions that significantly curtail shareholder rights.

v.

Engagement Responsiveness: Manulife IM regularly engages with issuers to discuss ESG risks and opportunities and may request changes from firms during these discussions. Manulife IM may vote against certain directors where we have engaged with an issuer and requested certain changes but the firm has not made sufficient progress on those matters.

II.

Environmental and Social Proposals: Manulife IM expects its portfolio companies to manage material environmental and social issues affecting its business, whether risks or opportunities, with a view towards long-term value preservation and creation.[5] Manulife IM expects firms to identify material environmental and social risks and opportunities specific to their business, to develop strategies to manage those matters, and to provide meaningful, substantive reporting while

[5]	For more information on issues generally of interest to our firm please see the Manulife Investment Management Engagement Policy and the Manulife Investment Management Sustainable Investing Policy.

demonstrating progress year-over-year against their plans. Proposals touching on management of risks and opportunities related to environmental and social issues are often put forth as shareholder proposals but can be proposed by management as well. Manulife IM reviews these proposals on a case-by-case basis considering, among other factors:

a.

The Magnitude of the Risk/Opportunity: Manulife IM evaluates the level of materiality of a certain environmental or social issue identified in a proposal as it pertains to the firm’s ability to generate value over the long-term. This review includes deliberation of the effect an issue will have on the financial statements and/or the cost of capital.

b.

The Firm’s Current Management of the Risk/Opportunity: Manulife IM analyzes a firm’s current approach to an issue to determine whether the firm has robust plans, infrastructure and reporting to mitigate the risk or embrace the opportunity.

c.

Firm’s Current Disclosure Framework: Manulife IM expects firms to disclose enough information for shareholders to assess the company’s management of environmental and social risks and opportunities material to the business. Manulife IM may support proposals calling for enhanced firm disclosure regarding environmental and social issues where additional information would help our evaluation of a company’s exposure, and response, to those factors.

d.

Legislative or Regulatory Action of a Risk/Opportunity: When reviewing proposals on environmental or social factors, Manulife IM considers whether a given risk or opportunity is currently addressed by local regulation or law in the markets in which a firm operates and whether those rules are designed to adequately manage an issue. Manulife IM also considers whether a firm should proactively address a matter in anticipation of future legislation or regulation.

e.

Cost to, or Disruption of, the Business: When reviewing environmental and social proposals Manulife IM assesses the potential cost of the requested action against the benefit provided to the firm and its shareholders. Particular attention is paid to proposals that request actions that are overly prescriptive on management or that request a firm exit markets or operations that are essential to its business.

III.	Shareholder Rights: Manulife IM generally supports management or shareholder proposals that protect, or improve, shareholder rights and opposes proposals that remove, or curtail, existing rights.

a.

Shareholder Rights Plans (“Poison Pills”): Manulife IM opposes mechanisms intended to frustrate genuine takeover offers. Manulife IM may, however, support shareholder rights plans where the plan has a trigger of 20% ownership or more and will expire in three years or less. In conjunction with these requirements Manulife IM evaluates the company’s strategic rationale for adopting the poison pill.

b.

Supermajority Voting: Shareholders should have the ability to direct change at a firm based on a majority vote. Manulife IM opposes the creation, or continuation, of any bylaw, charter or article provisions that require approval of more than a majority of shareholders for amendment of those documents. Manulife IM may consider supporting such a standard where the supermajority requirement is intended to protect minority shareholders.

c.

Proxy Access: Manulife IM believes that shareholders have a right to appoint representatives to the board that best protect their interests. The power to propose nominees without holding a proxy contest is a way to protect that right and is potentially less costly to management and shareholders. Accordingly, Manulife IM supports creation of a proxy access right (or similar power at non-U.S. firms) provided there are reasonable thresholds of ownership and a reasonable number of shareholders can aggregate ownership to meet those thresholds.

d.

Written Consent: Written consent provides shareholders the power to formally demand board action outside of the context of an annual general meeting. Shareholders can use written consent as a nimble method of holding boards accountable. Manulife IM supports the right of written consent so long as that right is reasonably tailored to reflect the will of a majority of shareholders. Manulife IM may not support such a right, however, where there is a holder with a significant, or controlling, stake. Manulife IM evaluates the substance of any written actual consent proposal in-line with these principles.

e.

Right to Call a Special Meeting: Manulife IM is supportive of the shareholder right to call a special meeting. This right allows shareholders to quickly respond to events which can significantly affect firm value. Manulife IM believes that a 10% ownership threshold to call a special meeting reasonably protects this shareholder right while reducing the possibility of undue distraction for management.

IV.

Executive Compensation: Manulife IM encourages companies to align executive incentives with shareholder interests when designing executive compensation plans. Companies should provide shareholders with transparent, comprehensive and substantive disclosure regarding executive compensation that aids shareholder assessment of the alignment between executive pay and firm performance. Companies should also have the flexibility to design remuneration programs that fit a firm’s business model, business sector and industry and overall corporate strategy. No one template of executive remuneration can fit all companies.

a.

Advisory Votes on Executive Compensation: While acknowledging that there is no singular model for executive compensation, Manulife IM scrutinizes companies closely that have certain practices. Some concerning practices can include:

i.

Misalignment Between Pay and Company Performance: Pay should generally move in tandem with corporate performance. Firms where CEO pay remains flat, or increases, though corporate performance remains down relative to peers are particularly concerning.

ii.

One-Time Grants: A firm’s one-time grant to an executive, outside of the normal salary, bonus and long-term award structure, may be indicative of an overall failure of the board to design an effective remuneration plan. A company should have a robust justification for making grants outside of the normal remuneration framework.

iii.

Significant Quantity of Non-Performance Based Pay: Executive pay should generally be weighted more heavily towards performance-based remuneration to create the alignment between pay and performance. Companies should provide a robust explanation for any significant awards made that vest solely based on time or are not otherwise tied to performance.

iv.

Lack of Rigor in Performance Targets: Performance targets should challenge managers to improve corporate performance and outperform peers. Targets should, where applicable, generally align with, or even outpace, guidance; incentivize outperformance against a peer group; and otherwise remain challenging.

v.

Lack of Disclosure: Transparency is essential to shareholder analysis and understanding of executive remuneration at a company. Manulife IM expects firms to clearly disclose all major components of remuneration. This includes disclosure of amounts, performance metrics and targets, vesting terms, and pay outcomes.

vi.

Repricing of Options: Resetting the exercise price of outstanding options significantly undermines the incentive nature of the initial option grant. Though a firm may have a strong justification for repricing options, Manulife IM believes that firms should put such decisions to a shareholder vote. Manulife IM may oppose an advisory vote on executive compensation where a company has repriced outstanding options for executives without that shareholder approval.

vii.

Adoption of Problematic Severance Agreements (“Golden Parachutes”): Manulife IM believes managers should be incentivized to pursue and complete transactions that may benefit shareholders. Severance agreements, if structured appropriately, can provide such inducements. At the same time, however, the significant payment associated with severance agreements could potentially drive managers to pursue transactions at the expense of shareholder value. Manulife IM may oppose an executive remuneration proposal where a firm has adopted, or amended, an agreement with an executive that contains an excise tax gross-up provision, permits accelerated vesting of equity upon a change-in-control, allows an executive to unilaterally trigger the severance payment, or pays out in an amount greater than 300% of salary and bonus combined.

b.

Frequency of Advisory Votes on Executive Compensation: Manulife IM supports an annual advisory vote on executive compensation to provide shareholders with a regular channel to voice concerns regarding executive pay at a firm.

c.

Proposals to Approve Executive Severance: Manulife IM may oppose a vote on an executive severance agreement where a firm has adopted, or amended, an agreement with an executive that contains an excise tax gross-up provision, permits accelerated vesting of equity upon a change-in-control, allows an executive to unilaterally trigger the severance payment, or pays out in an amount greater than 300% of salary and bonus combined.

d.

Equity Plans: Manulife IM encourages companies to pay executives in equity as a way for management to tie their personal wealth to the long-term interests of shareholders. Equity plans should, however, manage equity responsibly by reasonably limiting both the quantum of shares available and the potential dilution to shareholders. Manulife IM may oppose plans with ‘evergreen’ provisions that regularly refresh shares available without shareholder approval, plans that permit options to be priced less than market value on grant date, or plans that permit repricing of options without shareholder approval. In line with our position on golden-parachutes above, Manulife IM may oppose plans that permit acceleration of vesting of equity upon a change-in-control.

V.

Capital Structure: Manulife IM believes firms should balance the need to raise capital and encourage investment with the rights and interests of the existing shareholder body. Evaluation of proposals to issue shares, repurchase shares, conduct stock splits or otherwise restructure capital are evaluated on a case-by-case basis with some specific requests covered here:

a.

Common Stock Authorization: Requests to increase the pool of shares authorized for issuance are evaluated on a case-by-case basis with consideration given to the size of the current pool, recent use of authorized shares by management, and the company rationale for the proposed increase. Manulife IM also supports these increases where the company intends to execute a split of shares or pay a stock dividend.

b.

Reverse Stock Splits: Manulife IM generally supports proposals for a reverse stock split if the company plans to proportionately reduce the number of shares authorized for issue in order to mitigate against the risk of excessive dilution to our holdings. We may also support these proposals in instances where the firm needs to quickly raise capital in order to continue operations.

c.

Dual Class Voting Structure: Voting power should align with economic interest at a given firm. Manulife IM opposes the creation of new classes of stock with differential voting rights and supports the elimination of these structures.

VI.

Corporate Transactions and Restructurings: Manulife IM reviews mergers, acquisitions, restructurings and reincorporations on a case-by-case basis through the lens of whether the transaction will create shareholder value. Considerations include fairness of the terms, valuation of the event, changes to management and leadership, realization of synergies and efficiencies and whether the rationale for a strategic shift is compelling.

VII.

Audit-related Issues: Manulife IM believes that an effective auditor will remain independent and objective in their review of company reporting. Firms should be transparent regarding auditor fees and other services provided by an auditor which may create a conflict of interest. Manulife IM uses the below principles to guide voting decisions related to auditors.

a.

Auditor Ratification: Manulife IM generally approves the reappointment of the auditor absent evidence that they have either failed in their duties or appear to have a conflict that may not allow independent and objective oversite of a firm.

b.

Auditor Rotation: If Manulife IM believes that the independence and objectivity of an auditor may be impaired at a firm, we may support a proposal requesting a rotation of auditor. Reasons to support the rotation of the auditor can include a significant failure in the audit function and excessive tenure of the auditor at the firm.

Business Policy: Wells Capital Management Proxy Voting Policy

Wells Fargo Asset Management* Proxy Voting Policy, Effective as of March 2020

Supplemental to the Risk Management Framework

Published April 24, 2020

Purpose

Wells Fargo Asset Management (“WFAM”) Stewardship

As fiduciaries, we are committed to effective stewardship of the assets we manage on behalf of our clients. To us, good stewardship reflects responsible, active ownership and includes both engaging with investee companies and voting proxies in a manner that we believe will maximize the long-term value of our investments.

Areas Primarily Affected

In conjunction with the WFAM Engagement Policy, these Proxy Voting Policies and Procedures (“Policies and Procedures”) sets out how WFAM complies with applicable regulatory requirements in respect of how we exercise voting rights when we invest in shares traded on a regulated market on behalf of a client.

With respect to client accounts of Funds Management, this includes, among others, Wells Fargo Funds Trust, Wells Fargo Master Trust, Wells Fargo Variable Trust, Wells Fargo Global Dividend Opportunity Fund, Wells Fargo Income Opportunities Fund, Wells Fargo Multi-Sector Income Fund, Wells Fargo Utilities and High Income Fund (the “Trusts”). It also includes Wells Fargo (Lux) Worldwide Fund and Worldwide Alternative Fund SICAV-SIF, both domiciled in Luxembourg (the “Luxembourg Funds”). Aside from the investment funds managed by Funds Management, WFAM also offers medium term note programs, managed for issuers of such notes domiciled in Luxembourg. Hereafter, all series of the Trusts, and all such Trusts not having separate series, and all sub-funds of the Luxembourg Fund, as well as the MTN issuers, are referred to as the “Investment Products”. In addition, these Policies and Procedures are used to determine how to vote proxies for the assets managed on behalf of WFAM’s other clients. Not all clients delegate proxy-voting authority to WFAM. WFAM will not vote proxies, or provide advice to clients on how to vote proxies in the absence of specific delegation of authority, a pre-existing contractual agreement, or an obligation under applicable law (e.g., securities that are held in an investment advisory account for which WFAM exercises no investment discretion are not voted by WFAM).

Business Policy: Wells Capital Management Proxy Voting Policy

Luxembourg Products

WFAML has delegated the portfolio management of the Luxembourg Funds it manages to WFAM and the responsibility for exercising voting rights in conjunction with such delegation; as such, these Policies and Procedures shall apply to the portfolio management of the Fund. The respective portfolio management may also delegate the responsibility for exercising voting rights to the Proxy Voting Vendor, with the prior consent of WFAML. Responsibility for exercising voting rights has also been delegated to WFAM with respect to the Worldwide Alternative Fund SICAV-SIF and to the MTN issuers.

Voting

Philosophy

WFAM has adopted these Policies and Procedures to ensure that proxies are voted in the best interests of clients and Investment Product investors, without regard to any relationship that any affiliated person of WFAM or the Investment Product (or an affiliated person of such affiliated person) may have with the issuer. WFAM exercises its voting responsibility as a fiduciary with the goal of maximizing value to clients consistent with governing laws and the investment policies of each client. While securities are not purchased to exercise control or to seek to effect corporate change through share ownership activism, WFAM supports sound corporate governance practices at companies in which client assets are invested. WFAM has established an appropriate strategy determining when and how the voting rights related to the instruments held in portfolios managed are exercised, so that these rights are exclusively reserved to the relevant Investment Product and its investors.

Responsibilities

Proxy Administrator:

The proxy voting process is administered by WellsCap’s Operations Department (“Proxy Administrator”), who reports to WFAM’s Chief Operations Officer. The Proxy Administrator is responsible for administering and overseeing the proxy voting process to ensure the implementation of the Policies and Procedures, including regular operational reviews, typically conducted on a weekly basis. The Proxy Administrator monitors third party voting of proxies to ensure it is being done in a timely and responsible manner, including review of scheduled vendor reports. The Proxy Administrator in conjunction with the WFAM Proxy Governance Committee reviews the continuing appropriateness of the Policies and Procedures set forth herein, and recommends revisions as necessary

Third Party Proxy Voting Vendor:

WFAM has retained a third-party proxy voting service, Institutional Shareholder Services Inc. (“ISS”), to assist in the implementation of certain proxy voting-related functions including: 1.) Providing research on proxy matters 2.) Providing technology to facilitate the sharing of research and discussions related to proxy votes 3.) Vote proxies in accordance with WFAM’s guidelines 4.) Handle administrative and reporting items 5.) Maintain records of proxy statements received in connection with proxy votes and provide copies/analyses upon request. Except in instances where clients have retained voting authority, WFAM retains the responsibility for proxy voting decisions.

Business Policy: Wells Capital Management Proxy Voting Policy

Proxy Committee and Sub-Committees:

WFAM Proxy Governance Committee

The WFAM Proxy Governance Committee shall be responsible for overseeing the proxy voting process to ensure its implementation in conformance with these Policies and Procedures. The WFAM Proxy Governance Committee shall coordinate with WFAM Compliance to monitor ISS, the proxy voting agent currently retained by WFAM, to determine that ISS is accurately applying the Policies and Procedures as set forth herein and operates as an independent proxy voting agent. WFAM’s ISS Vendor Oversight process includes an assessment of ISS’ Policy and Procedures (“P&P”), including conflict controls and monitoring, receipt and review of routine performance-related reporting by ISS to WFAM and periodic onsite due diligence meetings. Due diligence meetings typically include: meetings with key staff, P&P related presentations and discussions, technology- related demonstrations and assessments, and some sample testing, if appropriate. The WFAM Proxy Governance Committee shall review the continuing appropriateness of the Policies and Procedures set forth herein. The WFAM Proxy Governance Committee may delegate certain powers and responsibilities to a proxy voting sub- committee. The WFAM Proxy Governance Committee reviews and, in accordance with these Policies and Procedures, votes on issues that have been escalated from the Proxy Voting Sub-Committee. Members of the WFAM Proxy Governance Committee also oversee the implementation of WFAM Proxy Governance Committee recommendations for the respective functional areas in WFAM that they represent.

Proxy Voting Sub-Committee:

Among other delegated matters, the Proxy Voting Sub-Committee, in accordance with these Policies and Procedures, reviews and votes on routine proxy proposals that it considers under these Policies and Procedures in a timely manner. If necessary, the Proxy Voting Sub-Committee escalates issues to the WFAM Proxy Governance Committee that are determined to be material by the Proxy Voting Sub-Committee or otherwise in accordance with these Policies and Procedures. The Proxy Voting Sub-Committee coordinates with Wells Fargo Asset Management Investment Analytics and Compliance teams to review the performance and independence of ISS in exercising its proxy voting responsibilities.

Meetings; Committee Actions:

The WFAM Proxy Governance Committee shall convene or act through written consent, including through the use of electronic systems of record, of a majority of WFAM Proxy Governance Committee members as needed and when discretionary voting determinations need to be considered. Any sub-committee of the WFAM Proxy Governance Committee shall have the authority on matters delegated to it to act by vote or written consent, including through the use of electronic systems of record, of a majority of the sub-committee members available at that time. The WFAM Proxy Governance Committee shall also meet quarterly to review the Policies and Procedures.

Membership:

Members are selected based on subject matter expertise for the specific deliverables the committee is required to complete. The voting members of the WFAM Proxy Governance Committee are identified in the WFAM Proxy Charter. Changes to the membership of the WFAM Proxy Governance Committee will be made only with approval of the WFAM Proxy Governance Committee. Upon departure from Wells Fargo Asset Management, a member’s position on the WFAM Proxy Governance Committee will automatically terminate.

Business Policy: Wells Capital Management Proxy Voting Policy

Methodology

Voting Procedures:

Unless otherwise required by applicable law,1 proxies will be voted in accordance with the following steps and in the following order of consideration:

1.

First, any voting items related to WFAM “Top-of-House” voting principles (as described below under the heading “WFAM Proxy Voting Principles/Guidelines”) will generally be voted in accordance with a custom voting policy with ISS (“Custom Policy”) designed to implement the WFAM’s Top-of-House voting principles.[2]

2.

Second, any voting items for meetings deemed of “high importance”[3] (e.g., proxy contests, mergers and acquisitions, capitalization proposals and anti-takeover proposals) where ISS opposes management recommendations will be referred to the Portfolio Management teams for recommendation or the Proxy Voting Sub-Committee (or escalated to the WFAM Proxy Governance -Committee) for case-by-case review and vote determination.

1.

2.

3.	Third, with respect to any voting items where ISS Sustainability Voting Guidelines[4] provide a different recommendation than ISS Standard Voting Guidelines, the following steps are taken:

a.	The WFAM Investment Analytics team[5] evaluates the matter for materiality and any other relevant considerations.

b.

If the Investment Analytics team recommends further review, the voting item is then referred to the Portfolio Management teams for recommendation or the Proxy Voting Sub-Committee (or escalated to the WFAM Proxy Governance Committee) for case-by-case review and vote determination.

c.	If the Investment Analytics team does not recommend further review, the matter is voted in accordance with ISS Standard Voting Guidelines.

4.	Fourth, any remaining proposals are voted in accordance with ISS Standard Voting Guidelines.[6]

[1]

Where provisions of the Investment Company Act of 1940 (the “1940 Act”) specify the manner in which items for any third party registered investment companies (e.g., mutual funds, exchange-traded funds and closed-end funds) and business development companies (as defined in Section 2(a)(48) of the 1940 Act) (“Third Party Fund Holding Voting Matters”) held by the Trusts or series thereof, WFAM shall vote the Third Party Fund Holding Voting Matter on behalf of the Trusts or series thereof accordingly.

[2]

The WFAM Proxy Governance Committee may determine that additional review of a Top-of-House voting matter is warranted. For example, voting matters for declassified boards or annual election of directors of public operating and holding companies that have certain long-term business commitments (e.g., developing proprietary technology; or having an important strategic alliance in place) may warrant referral to the Proxy Voting Sub-Committee (or escalation to the Proxy Governance Committee) for case-by-case review and vote determination.

[3]	The term “high importance” is defined as those items designated Proxy Level 6, 5, or 4 by ISS, which include proxy contests, mergers, capitalization proposals and anti-takeover defenses.
[4]

ISS’s Sustainability Voting Guidelines seeks to promote support for recognized global governing bodies encouraging sustainable business practices advocating for stewardship of environment, fair labor practices, non-discrimination, and the protection of human rights.

[5]

The Investment Analytics team comprises of approximately 35 team members, focused on equity and fixed income risk analytics, mutual fund risk analytics, counterparty risk analytics, model documentation, scientific learning and portfolio analytics (including portfolio characteristics, portfolio construction research, multi-asset class risk analytics, and ESG analytics). The team and its processes serve a similar function as an investment risk committee and reports into the WFAM Chief Investment Officer.

[6]	The voting of proxies for Taft Hartley clients may incorporate the use of ISS’s Taft Hartley voting guidelines.

Business Policy: Wells Capital Management Proxy Voting Policy

Commitment to the Principles of Responsible Investment:

As a signatory to the Principles for Responsible Investment, WFAM has integrated certain environmental, social, and governance factors into its investment processes, which includes the proxy process. As described under Voting Procedures above, WFAM considers ISS’s Sustainability Voting Guidelines as a point of reference in certain cases deemed to be material to a company’s long-term shareholder value.

Voting Discretion:

In all cases, the WFAM Proxy Governance Committee (and any sub-committee thereof) will exercise its voting discretion in accordance with the voting philosophy of these Policies and Procedures. In cases where a proxy item is forwarded by ISS to the WFAM Proxy Governance Committee or a sub-committee thereof, the WFAM Proxy Governance Committee or its sub-committee may be assisted in its voting decision through receipt of: (i) independent research and voting recommendations provided by ISS or other independent sources; (ii) input from the investment sub-adviser responsible for purchasing the security; and (iii) information provided by company management and shareholder groups.

Portfolio Manager and Sub-Adviser Input:

The WFAM Proxy Governance Committee (and any sub-committee thereof) may consult with portfolio management teams and Fund sub-advisers on specific proxy voting issues as it deems appropriate. In addition, portfolio management teams or Fund sub-advisers may proactively make recommendations to the WFAM Proxy Governance Committee regarding any proxy voting issue. In this regard, the process takes into consideration expressed views of portfolio management teams and Fund sub-advisers given their deep knowledge of investee companies. For any proxy vote, portfolio management teams and Investment Product advisers and sub-advisers may make a case to vote against the ISS or WFAM Proxy Governance Committee’s recommendation (which is described under Voting Procedures above). Any portfolio management team’s or Investment Product adviser’s or sub-adviser’s opinion should be documented in a brief write-up for consideration by the Proxy Voting Sub-Committee who will determine, or escalate to the WFAM Proxy Governance Committee, the final voting decision.

Consistent Voting:

Proxies will be voted consistently on the same matter when securities of an issuer are held by multiple client accounts unless there are special circumstances such as, for example, proposals concerning corporate actions such as mergers, tender offers, and acquisitions or as reasonably necessary to implement specified proxy voting guidelines as established by a client (e.g. Taft Hartley ISS Guidelines or custom proxy guidelines).

Governance and Oversight

WFAM Top-of-House Proxy Voting Principles/Guidelines:

The following reflects WFAM’s Top-of-House Voting Principles in effect as of the date of these Policies and Procedures. WFAM has put in place a custom voting policy with ISS to implement these voting principles.

We believe that Boards of Directors of investee companies should have strong, independent leadership and should adopt structures and practices that enhance their effectiveness. We recognize that the optimal board size and governance structure can vary by company size, industry, region of operations, and circumstances specific to the company.

•

We generally vote for the election of Directors in uncontested elections. We reserve the right to vote on a case-by-case basis when directors fail to meet their duties as a board member, such as failing to act in the best economic interest of shareholders; failing to maintain independent audit, compensation, nominating committees; and failing to attend at least 75% of meetings, etc.

Business Policy: Wells Capital Management Proxy Voting Policy

•

We generally vote for an independent board that has a majority of outside directors who are not affiliated with the top executives and have minimal or no business dealings with the company to avoid potential conflicts of interests.

•	Generally speaking, we believe Directors serving on an excessive number of boards could result in time constraints and an inability to fulfill their duties.

•

We generally support adopting a declassified board structure for public operating and holding companies. We reserve the right to vote on a case-by-case basis when companies have certain long-term business commitments.

•

We generally support annual election of directors of public operating and holding companies. We reserve the right to vote on a case-by-case basis when companies have certain long-term business commitments.

•

We believe a well-composed board should embody multiple dimensions of diversity in order to bring personal and professional experiences to bear and create a constructive debate of competing perspectives and opinions in the boardroom. Diversity should consider factors such as gender, ethnicity, and age as well as professional factors such as area of expertise, industry experience and geographic location.

We believe it is the responsibility of the Board of Directors to create, enhance, and protect shareholder value and that companies should strive to maximize shareholder rights and representation.

•

We believe that companies should adopt a one-share, one-vote standard and avoid adopting share structures that create unequal voting rights among their shareholders. We will normally support proposals seeking to establish that shareholders are entitled to voting rights in proportion to their economic interests

•

We believe that directors of public operating and holding companies should be elected by a majority of the shares voted. We reserve the right to vote on a case-by-case basis when companies have certain long-term business commitments. This ensures that directors of public operating and holding companies who are not broadly supported by shareholders are not elected to serve as their representatives. We will normally support proposals seeking to introduce bylaws requiring a majority vote standard for director elections.

•	We believe a simple majority voting standard should be required to pass proposals. We will normally support proposals seeking to introduce bylaws requiring a simple majority vote.

•

We believe that shareholders who own a meaningful stake in the company and have owned such stake for a sufficient period of time should have, in the form of proxy access, the ability to nominate directors to appear on the management ballot at shareholder meetings. In general we support market-standardized proxy access proposals and we will analyze them based on various criteria such as threshold ownership levels, a minimum holding period, and the % and/or number of directors that are subject to nomination.

•

We believe that shareholders should have the right to call a special meeting and not wait for company management to schedule a meeting if there is sufficiently high shareholder support for doing so on issues of substantial importance. In general we support the right to call a special meeting if there is balance between a reasonable threshold of shareholders and a hurdle high enough to also avoid the waste of corporate resources for narrowly supported interests. We will evaluate the issues of importance on the basis of serving all shareholders well and not structured for the benefit of a dominant shareholder over others.

Business Policy: Wells Capital Management Proxy Voting Policy

Practical Limitations to Proxy Voting:

While WFAM uses its reasonable best efforts to vote proxies, in certain circumstances, it may be impractical or impossible for WFAM to vote proxies (e.g., limited value or unjustifiable costs).

Securities on Loan:

As a general matter, securities on loan will not be recalled to facilitate proxy voting (in which case the borrower of the security shall be entitled to vote the proxy). However, as it relates to portfolio holdings of the Investment Products, if the WFAM Proxy Governance Committee is aware of an item in time to recall the security and has determined in good faith that the importance of the matter to be voted upon outweighs the loss in lending revenue that would result from recalling the security (e.g., if there is a controversial upcoming merger or acquisition, or some other significant matter), the security will be recalled for voting.

Share Blocking:

Proxy voting in certain countries requires ‘share blocking’. Shareholders wishing to vote their proxies must deposit their shares with a designated depositary before the date of the meeting. Consequently, the shares may not be sold in the period preceding the proxy vote. Absent compelling reasons, WFAM believes that the benefit derived from voting these shares is outweighed by the burden of limited trading. Therefore, if share blocking is required in certain markets, WFAM will not participate and refrain from voting proxies for those clients impacted by share blocking.

Conflicts of Interest:

We always seek to place the interests of our clients first and to identify and manage any conflicts of interest, including those that arise from proxy voting or engagement. WFAM acts as a fiduciary with respect to its asset management activities and therefore we must act in the best interest of our clients and address conflicts that arise.

Conflicts of interest are identified and managed through a strict and objective application of our voting policy and procedures. WFAM may have a conflict of interest regarding a proxy to be voted upon if, for example, WFAM or its affiliates (such as a sub-adviser or principal underwriter) have other relationships with the issuer of the proxy. This type of conflict is generally mitigated by the information barriers between WFAM and its affiliates and our commitment as a fiduciary to independent judgement. However, when the WFAM Proxy Governance Committee

Business Policy: Wells Capital Management Proxy Voting Policy

becomes aware of a conflict of interest (that gets uncovered through the WFAM Proxy Voting Policy and Procedures), it takes additional steps to mitigate the conflict, by using any of the following methods:

1.	Instructing ISS to vote in accordance with its recommendation;

2.	Disclosing the conflict to the relevant Board and obtaining its consent before voting;

3.	Submitting the matter to the relevant Board to exercise its authority to vote on such matter;

4.	Engaging an independent fiduciary who will direct the vote on such matter,

5.	Consulting with Legal and Compliance and, if necessary, outside legal counsel for guidance on resolving the conflict of interest,

6.	Voting in proportion to other shareholders (“mirror voting”) following consultation with the Board of the Funds if the conflict pertains to a matter involving a portfolio holding of the Funds; or

7.	Voting in other ways that are consistent with WFAM’s obligation to vote in the best interests of its clients.

1.

Vendor Oversight:

The WFAM Proxy Administrator monitors the ISS proxy process against specific criteria in order to identify potential issues relating to account reconciliation, unknown and rejected ballot reviews, upcoming proxy reviews, share reconciliation oversight, etc.

Other Provisions

Policy Review and Ad Hoc Meetings

The WFAM Proxy Governance Committee meets at least annually to review this Policy and consider any appropriate changes. Meetings may be convened more frequently (for example, to discuss a specific proxy agenda or proposal) as requested by the Manager of Proxy Administrator, any member of the WFAM Proxy Governance Committee, or WFAM’s Chief Compliance Officer. The WFAM Proxy Governance Committee includes representation from Portfolio Management, Operations, Investment Analytics and, in a non-voting consultative capacity, Compliance.

Records Retention

The WFAM Proxy Administrator will maintain the following records relating to the implementation of the Policies and Procedures:

•	A copy of these proxy voting policies and procedures;

•	Proxy statements received for client securities (which will be satisfied by relying on ISS);

•	Records of votes cast on behalf of Investment Products and separate account clients (which ISS maintains on behalf of WFAM);

•	Records of each written client request for proxy voting records and WFAM’s written response to any client request (written or oral) for such records; and

•	Any documents prepared by WFAM or ISS that were material to making a proxy voting decision.

Such proxy voting books and records shall be maintained at an office of WFAM in an easily accessible place for a period of six years.

Business Policy: Wells Capital Management Proxy Voting Policy

Compliance with Regional Regulations and Client Delegation Arrangements

U.S. Regulation

These Policies and Procedures have been written in compliance with Rule 206(4)-6 of the Investment Advisers Act of 1940. Proxy voting records for WFAM’s mutual funds are disclosed on Form N-PX annually, as required by Section 30 and Rule 30b1-4 of the Investment Company Act of 1940, to the Securities and Exchange Commission (“SEC”).

E.U. Regulation

These Policies and Procedures have been established, implemented and maintained, as they apply to WFAML and WFAMI Ltd, in accordance the EU Shareholder Rights Directive II (EU 2017/828) (“SRD II”). Specific to WFAML, the Policies and Procedures also comply with Article 23 of CSSF Regulation No. 10-4, and the CSSF Circular 18/698.

Disclosure of policies and procedures

A summary of the proxy voting policy and procedures are disclosed on WFAM’s website.

In addition, WFAM will disclose to its separate clients (i.e. proxy votes for assets managed on behalf of WFAM’s other clients as per a delegation arrangement) a summary description of its proxy voting policy and procedures via mail.

Disclosure of proxy voting results

WFAM will provide to clients proxy statements and any records as to how WFAM voted proxies on behalf of clients, quarterly or upon request. For assistance, clients may contact their relationship manager, call WFAM at 1- 800-259-3305 or e-mail wellscapclientadmin@wellsfargo.com to request a record of proxies voted on their behalf.

WFAM will publish high-level proxy voting statistics in periodic reports. However, except as otherwise required by law, WFAM has a general policy of not disclosing to any issuer specific or third party how its separate account client proxies are voted.

Approved by the WFAM Proxy Governance Committee: March 2020

Oversight of this Policy

Escalation and Exceptions

This policy cannot account for every possible situation. To address a situation not covered by this policy, request a change to this policy or the related standards, or recommend an alternative practice, business managers will contact the [group control executive or applicable senior risk manager for the risk area] (or delegate) and the policy manager (noted under the Document Information in the Policy Library left navigation).

The policy manager will work with the requesting business to address the needs and escalate the request as necessary. (See the Operational Risk and Compliance Escalation Policy for events that have specific escalation requirements.)

Business Policy: Wells Capital Management Proxy Voting Policy

The discussion may result in an exception request, exemption request, change to existing policy, alternate policy for certain businesses, or directive for the business to comply with existing policy. Businesses are expected to initiate this discussion before the business is out of compliance or immediately after a policy violation has been discovered. If the decision is to pursue an exception, exemption, or alternate policy, it must be recorded in the Policy Exception Management System.

If the business does not agree with the decision, or if the policy manager determines the risk warrants further escalation, matters will be escalated to the policy director as appropriate.

Violations

Failure to comply with this policy, without appropriate prior approval, is a policy violation. Policy violations may result in corrective action, including termination of employment.

If a policy violation occurs, the situation must be escalated and related remediation actions taken in a timely manner. Issues must be recorded in the Shared Risk Platform’s Issue Management solution when required under the criteria established in the Issue Management Policy.

Policy Authority

The following roles provide leadership and oversight of this policy and its content, as defined in the Policy Management Policy:

•	Executive officer: Head of Active Equity

•	Policy director: Co-Head of Investment Analytics

•	Policy manager: Operations Manager

For questions about this policy, send an email to WellsCapPortfolioOperationsTeam@wellsfargo.com

Related Information

Related Law or Regulation

Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (the “Advisers’ Act”) informed this policy.